Exhibit 10.2

THE NIELSEN COMPANY DEFERRED COMPENSATION PLAN

(Originally Effective April 1, 2003)

(As Amended and Restated Effective September 11, 2012)

1.	Purpose; Effectiveness.

(a) The purpose of The Nielsen Company Deferred Compensation Plan, as amended (the “Plan”), is to provide certain members of a select group of management or highly compensated employees of TNC (US) Holdings, Inc. (the “Company”) and its affiliates a means to defer receipt of compensation and to have such deferred amounts treated as if invested in specified investment vehicles in order to enhance the competitiveness of the Company’s executive compensation program and, therefore, its ability to attract and retain key personnel necessary for the continued success and progress of the Company.

(b) Amounts deferred under any Predecessor Plan prior to April 1, 2003 (“Previously Deferred Amounts”) shall be governed by the applicable deferral agreement and the terms of such Predecessor Plan in effect on the date of such deferral, provided that the foregoing shall not prevent the Company from depositing or transferring at any time all or any portion of such Previously Deferred Amounts into any trust or trusts established or designated by the Company to hold assets in connection with this Plan and designating as hypothetical investment vehicles for all or any portion of such Previously Deferred Amounts the mutual funds or such other investment vehicles as may be specified from time to time by the Company as hypothetical investment vehicles available under this Plan.

2.	Definitions.

The following terms used in the Plan shall have the meanings set forth below:

(a) “Administrator” shall mean the person or persons to whom the Company has delegated the authority to take any or all action under the Plan.

(b) “Beneficiary” shall mean any person (which may include trusts and is not limited to one person) designated by the Participant in his or her most recent written Beneficiary designation form filed with the Company to receive the benefits specified under the Plan in the event of the Participant’s death. The spouse of a married Participant shall be required to consent to the designation of a Beneficiary or Beneficiaries other than such spouse, unless such spouse cannot be located or the Company, in its sole and absolute discretion, determines in a particular case, that it would be appropriate to waive the spousal consent requirement. If no designated Beneficiary survives the Participant’s death, then “Beneficiary” shall mean any persons(s) entitled by the Participant’s will, or in the absence thereof, the laws of descent and distribution of the Participant’s state of domicile, to receive such benefits.

(c) “Board” shall mean the Board of Directors of the Company, except that any action that may be taken by the Board may also be taken by a duly authorized committee of the Board or the Company or the duly authorized delegees of such duly authorized committee.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Company” shall mean TNC (US) Holdings, Inc., a New York corporation.

(f) “Company Account” shall mean the account or subaccount established and maintained by the Company for specified notional contributions, if any, made by the Company or an affiliate with respect to a Participant, as described in Section 6. A Company Account will be maintained solely as a bookkeeping entry by the Company to evidence unfunded obligations of the Company or an affiliate.

(g) “Deferral Account” shall mean the account or subaccount established and maintained by the Company for specified deferrals by a Participant, as described in Section 6. A Deferral Account will be maintained solely as a bookkeeping entry by the Company to evidence unfunded obligations of the Company or an affiliate.

(h) “Deferral Election” shall mean the election made, in accordance with Section 5, on a form, in substance, and at the time or times satisfactory to the Company, entered into between a Participant and the Company pursuant to which the Participant elects to defer compensation in accordance with the terms of this Plan.

(i) “Disability” or “Disabled” shall have the meaning of such term as set forth in Section 409A of the Code.

(j) “Effective Date” shall mean April 1, 2003.

(k) “Fair Market Value” shall mean, on a given date, (i) with respect to any mutual fund, net asset value with respect to the date of valuation, and (ii) with respect to any alternative investment, the value, as determined in good faith by the Company, based on all relevant factors for determining the fair market value of an investment of such type and nature. In determining Fair Market Value, the Company may rely upon a valuation made by independent third party appraisers experienced in the valuation of investments similar to the investment.

(l) “Financial Hardship” shall mean an “unforeseeable emergency” within the meaning of Section 409A(a)(2)(B)(ii) of the Code that (i) would result in severe financial hardship to the Participant if early withdrawal were not permitted and (ii) is caused by an event beyond the control of the Participant or beneficiary, such as (A) a severe financial hardship to the Participant caused by a sudden and unexpected illness or accident of the Participant or a dependent of the Participant (as defined in Code Section 152(a)), of (B) a loss of the Participant’s property due to casualty, where neither (A) nor (B) is reimbursed or reimbursable through insurance, or (C) other similar extraordinary and unforeseeable circumstances caused by events beyond the Participant’s control. Financial Hardship shall not include payment of college tuition or home purchases.

(m) “Participant” shall mean any employee of the Company or any affiliate from among a select group of management or highly compensated employees who is designated by the Company as eligible to participate in the Plan and who makes an election to participate in the Plan.

(n) “Plan” shall mean The Nielsen Company Deferred Compensation Plan, as amended.

(o) “Plan Year” shall mean the calendar year.

(p) “Predecessor Plan(s)” shall mean, depending on the context, either or both of (i) the VNU USA, Inc. Executive Deferred Compensation Plan, adopted effective as of February 1, 1994 and as amended and restated effective as of January 1, 1999 (formerly known as the VNU Business Information Services, Inc. Executive Deferred Compensation Plan) or (ii) the ACNielsen Corporation Deferred Compensation Plan, effective as of April 1, 2000.

(q) “Previously Deferred Amounts” shall mean amounts deferred prior to April 1, 2003 under any Predecessor Plan.

(r) “Trust” shall mean any trust or trusts established or designated by the Company to hold assets in connection with the Plan; provided, however, that the assets of such trusts shall remain subject to the claims of the general creditors of the Company in the event of an insolvency of the Company or, if applicable, its affiliate. The Company or the affiliate, as the case may be, shall be considered “insolvent” for purposes of this Plan and any Trust if (i) the Company or the affiliate is unable to pay its debts as they become due, or (ii) the Company or the affiliate is subject to a pending proceeding as a debtor under the United States Bankruptcy Code. Notwithstanding anything herein to the contrary, any trust or trusts designated to hold assets in connection with the Plan also may hold Previously Deferred Assets under any Predecessor Plan or assets previously deferred under other deferred compensation plans of the Company or the affiliate or any predecessor of either.

3.	Administration.

(a) Authority. The Administrator (subject to the ability of the Company to restrict the Administrator) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Administrator with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Company and Administrator may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

(b) Limitation of Liability. Each officer of the Company and the Administrator shall be entitled, in good faith, to rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any affiliate, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no officer of the Company or the Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation and administration of the Plan.

(c) Indemnification. To the maximum extent permitted by law, officers of the Company and the Administrator shall be fully indemnified and protected by the Company with respect to any action taken or omitted in good faith in connection with the interpretation or administration of the Plan.

4.	Participation.

The Company will notify each person of his or her eligibility to participate in the Plan not later than 15 days (or such lesser period as may be practicable in the circumstances) prior to any deadline for filing an election form.

5.	Deferrals; Company Contributions.

(a) Deferrals.

(i) In General. To the extent authorized by the Company, a Participant may elect to defer the following cash compensation or awards to be received from the Company or an affiliate: base salary, commissions, annual incentive awards, long-term incentive awards and other compensation as determined by the Company in writing. The Company may impose limitations on the amounts permitted to be deferred and other terms and conditions of deferrals under the Plan, including minimum and/or maximum periods of deferral. Any such limitations, and other terms and conditions of deferral, shall be set forth in the rules relating to the Plan or election forms, other forms, or instructions published by the Company.

(ii) Deferral Elections. Except as otherwise may be provided by the Company with respect to annual and long-term incentive awards that otherwise would be payable to the Participant during the first Plan Year, a Deferral Election must be made by a Participant prior to (A) the first day of the calendar year with respect to which base salary and commission are to be earned and (B) the date that is six months prior to the end of the applicable performance period (to the extent permitted under Treas. Reg. § 1.409A-2(a)(8)), in the case of annual and long-term incentive awards that constitute “performance-based compensation” within the meaning of Treas. Reg. § 1.409A-1(e). Notwithstanding the above, newly hired employees who are advised of their eligibility to participate in the Plan may submit their Deferral Elections no later than 30 days following their first day of employment and such Deferral Elections will be effective as soon as practicable after the date of such election with respect to amounts earned after the date of such election, to the extent permitted under Treas. Reg. § 1.409A-2(a)(7). Once a Deferral Election, properly completed, is received by the Administrator, the elections of the Participant thereon shall be irrevocable; provided, however, that the Company may, in its discretion, permit a Participant to change the form or timing of distribution by filing a later election form if the following conditions are met: (A) the redeferral election may not take effect until at least twelve (12) months after the date on which such redeferral election is made; (B) the first payment with respect to which such redeferral election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made based on the prior deferral election; and (C) the election must be made at least twelve (12) months prior to the date of the first scheduled payment pursuant to the prior applicable deferral election. Notwithstanding the preceding sentence, the Administrator may, in its sole discretion, permit Participants to change their deferral elections under the Plan without meeting the conditions set forth in this Section 5(a)(ii) provided that such deferral election changes comply with transitional relief rules promulgated by the Treasury Department under Section 409A of the Code. Subject to the minimum deferral period set forth in Section 5(c) hereof, a Participant may elect to receive his or her payout at any time set forth on his or her Deferral Election form, and may, on such form, elect to receive his or her payout in (I) a lump sum or (II) from one to ten approximately equal annual installments.

(iii) Deferral Amounts. Participants may, if permitted by the Company, elect to defer (A) up to 75 percent of annual base salary and/or commissions and (B) up to 100 percent of annual incentive awards and/or long-term incentive awards, subject in each case to any minimum deferral percentages or amounts that the Administrator may impose from time to time. In no event may a Participant’s Deferral Elections result in a reduction of his or her nondeferred compensation for the period to an amount below that necessary to satisfy applicable employment taxes on deferred and nondeferred compensation, benefit plan withholding amounts, and income tax withholding for nondeferred compensation.

(b) Company Notional Contributions. The Company and any affiliate may, at any time, in their sole discretion, credit notional contributions to one or more Company Accounts established on behalf of a Participant. Notional contributions need not be subject to any uniform allocation among Participants. In addition, notional contributions may include any compensation that the Company determines to designate as such, e.g., sign on bonuses, etc. The vesting schedule and other terms and conditions for such notional Company contributions shall be established from time to time by the Company in its sole discretion.

(c) Deferral Period. At the time a Deferral Election is made, the Participant must specify the deferral period and the first payment date with respect to amounts subject to such deferral. The Company will establish the deferral period for any Company contributions. All Deferral Elections made by the Participant must be for a minimum of one Plan Year (exclusive of the Plan Year in which the deferred amounts are earned or otherwise realized), and the first payment date may be no sooner than the first day of the second Plan Year following the Plan Year in which the deferred amounts are earned or otherwise realized.

6.	Accounts.

(a) Establishment of Accounts. One or more Deferral Accounts and one or more Company Accounts will be established for each Participant, as determined by the Company. The amount of base salary and awards deferred with respect to each Deferral Account will be credited to a Participant’s Deferral Account as of the date on which such amounts would have been paid to the Participant but for the Participant’s election to defer receipt hereunder, unless otherwise determined by the Company. Notional Company contributions shall be credited to a Participant’s Company Account as of the date determined by the Company. Participant deferrals and notional Company contributions will be deemed to be invested in one or more of the hypothetical investments, as provided in Section 6(b) hereof, no later than five business days following the date of the deferral or credit, as the case may be. The amounts of hypothetical income and appreciation and depreciation in value of a Deferral Account or a Company Account will be credited and debited to, or otherwise reflected in, such Deferral Account or Company Account from time to time. Unless otherwise determined by the Company, amounts credited to a Deferral Account or Company Account shall be deemed invested in a hypothetical investment as of the date so credited.

(b) Hypothetical Investments. Subject to the provisions of Section 6(c), amounts credited to a Deferral Account or Company Account shall be deemed to be invested, at the Participant’s direction, in one or more of such mutual funds as may be specified from time to time by the Company, and/or such other investment vehicles as may be specified from time to time by the Company. The Company may change or discontinue any hypothetical mutual fund or other investment vehicle available under the Plan in its discretion.

(c) Reallocation of Hypothetical Investments. A Participant may reallocate amounts credited to his or her Deferral Account or Company Account among the available hypothetical investment vehicles on a basis determined by the Company. The Company may, in its discretion, restrict allocation or reallocation by specified Participants into or out of specified investment vehicles or specify minimum or maximum amounts that may be allocated or reallocated by Participants.

(d) Trusts. The Company may, in its discretion, establish one or more Trusts (including sub-accounts under such Trust(s)), and deposit therein cash or other property in amounts not exceeding the amount of the Company’s obligations with respect to a Participant’s Deferral Account or Company Account established under this Section 6 provided, however, that no amounts shall be contributed to a Trust in a manner or at any time that would result in subjecting Participants to additional taxation under Section 409A(b) of the Code.

(e) Restrictions on Participant Direction. The provisions of Sections 6(b), 6(c), and 7(c) notwithstanding, the Company may restrict or prohibit allocation or reallocation of amounts deemed invested in specified investment vehicles, and subject such amounts to a risk of forfeiture and such other restrictions, in order to conform to restrictions applicable to any award or amount deferred under the Plan and resulting in such deemed investment, to comply with any applicable law or regulation, or for such other purpose as the Company may determine is not inconsistent with the Plan.

7.	Settlement of Deferral Accounts.

(a) Payout of Deferrals. Payout of deferrals and vested notional Company contributions shall be made at the time and in the form elected by the Participant on his or her Deferral Election with respect to deferrals made and as determined by the Company with respect to vested notional Company contributions (if any) provided that the designated time(s) for payment constitute permissible payment times or events under Section 409A(a)(2)(A) of the Code. In the event that a Participant or the Company, as applicable, does not specify the timing of payment for a Deferral Account or Company Account, such amounts shall be paid to the Participant in a single installment upon the Participant’s termination of employment.

(b) Payment in Cash. The Company shall settle a Participant’s Deferral Account(s) and vested Company Account(s), and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Accounts, by payment of cash equal to the Fair Market Value of the vested hypothetical amounts credited to the applicable Deferral Account or Company Account.

(c) Forfeitures Under Other Plans and Arrangements. To the extent that any amount or award (i) is deposited in a Trust pursuant to Section 6 in connection with (A) a deferral of such amount or award or (B) a notional Company contribution and (ii) is forfeited, the Participant shall not be entitled to the value of such award or amount, or any proceeds thereof or earnings thereon.

(d) Timing of Payments.

(i) Payments in settlement of a Deferral Account or a Company Account shall be made as soon as practicable, and in any event, within 70 days, after the date or dates (including upon the occurrence of specified events), and in such number of annual installments (not to exceed ten), as may be directed by the Participant in his or her election relating to such Deferral Account or Company Account. The Company may set a minimum amount for each distribution of deferrals and/or Company contributions in accordance with Section 409A of the Code. All amounts needed for a payment will be deemed withdrawn from the investment vehicle(s) as close in time as is practicable to the requested payment date. If a Participant has elected to receive installment payments, unpaid vested balances will continue to earn gains or losses based upon the performance of the investment vehicle(s) that such Participant has designated as his or her hypothetical investment(s).

(ii) In the event of a Participant’s death or Disability prior to the payment of all vested amounts remaining in his or her Deferral Accounts or Company Accounts, such amounts shall be paid to the Participant or the Participant’s designated Beneficiary in a single lump sum as soon as practicable, and in any event, within 70 days, following the Participant’s death or Disability.

(iii) Irrespective of any elections made by a Participant, the Company may provide that vested amounts credited to a Participant’s Deferral Account or Company Account may be paid out in a single lump sum as soon as practicable, and in any event, within 70 days, following the Participant’s termination of employment from the Company or an affiliate (but ignoring transfers of employment between or among the Company or any of its affiliates).

(iv) Irrespective of any elections made by a Participant, the Company may provide that vested amounts credited to a Participant’s Deferral Account or Company Account may be paid out in a single lump sum as soon as practicable following a termination of the Plan affecting the Participant, to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(ix).

(e) Financial Hardship and Other Emergency Payments. Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Company determines that the Participant has an unforeseeable Financial Hardship of such a substantial nature and beyond the individual’s control that payment of amounts previously deferred under the Plan is warranted, the Company may direct the immediate lump sum payment to the

Participant of the applicable portion of the vested balance of such Participant’s Deferral Accounts and/or Company Accounts, not to exceed the amount necessary to meet the Financial Hardship and the amount necessary to pay the tax on such amount. If a Participant is granted such a withdrawal on account of Financial Hardship, the Participant’s right to make future deferrals under this Plan will be suspended for one Plan Year following the Plan Year in which the withdrawal occurs.

(f) De Minimis Benefit. Notwithstanding any provision of this Section 7 to the contrary, in the event that the Administrator determines, in its sole and absolute discretion, that the amount of any benefit (or any balance thereof) is too small to make it administratively practical to begin or continue paying such benefit in installments, the Company may pay the benefit (or any balance thereof) in the form of a lump sum, to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(v).

8.	Statements.

The Company will furnish statements to each Participant reflecting the amount credited to a Participant’s Deferral Accounts and Company Accounts and transactions therein from time to time and not less frequently than once each calendar year.

9.	Amendment/Termination.

The Company may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of Participants, stockholders, or any other person; provided, however, that, without the consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant’s Deferral Accounts or Company Accounts. Notwithstanding the foregoing, the Company may, in its sole discretion, terminate the Plan (in whole or in part) with respect to one or more Participants and distribute to such affected Participants the amounts credited to their Deferral Accounts and Company Accounts in a lump sum as soon as reasonably practicable following such termination, to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(ix).

10.	General Provisions.

(a) Limits on Transfer of Awards. Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant (or his or her Beneficiary) or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor be subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

(b) Receipt of Payments. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the awards or other compensation deferred and relating to the Deferral Account and/or Company Account to which the payments relate against the Company or any affiliate, the Administrator, or the Company.

(c) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an unfunded plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Company may authorize the creation of Trusts or other arrangements, including but not limited to the Trusts referred to in Section 6 hereof, to meet the Company’s obligations under the Plan, which Trusts or other arrangements shall be consistent with the unfunded status of the Plan unless the Company otherwise determines with the consent of each affected Participant.

(d) Other Participant Rights. No provision of the Plan or transaction hereunder shall confer upon any Participant any right to be employed by the Company or an affiliate, or to interfere in any way with the right of the Company or an affiliate to increase or decrease the amount of any compensation payable to such Participant, or affect the right of the Company or any affiliate to discharge any Participant. Subject to the limitations set forth in Section 10(a) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

(e) Tax Withholding. The Company and any affiliate shall have the right to deduct from amounts otherwise payable in settlement of a Deferral Account or Company Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

(f) Offset. Notwithstanding anything contained herein to the contrary, the Company, in its sole and absolute discretion, may offset from the payment or payments otherwise to be made to any Participant of any benefit hereunder, an amount equal to any indebtedness or liability to the Company by such Participant existing at the time of such distribution, including, without limitation, any amount arising out of conversion or wrongful misappropriation of Company property by such Participant, to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(xiii).

(g) Incapacity of Participant or Beneficiary. If the Company determines that a Participant or Beneficiary is unable to care for his or her affairs and a legal representative has not been appointed for such person, the Company may, in its sole and absolute discretion (and in a manner permitted under Section 409A of the Code) (i) suspend payment to such Participant or Beneficiary until such legal representative is appointed, or (ii) direct that any benefits payable hereunder shall be paid to the spouse, child, parent or other blood relative of such Participant or Beneficiary, or (if and as recognized by the state of domicile of the Participant or Beneficiary) to the domestic partner of such Participant or Beneficiary, or to any other person or entity, so long as such payment is permitted under applicable law and discharges completely all liability of the Company under the Plan to such Participant or Beneficiary.

(h) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(i) Limitation. A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of his or her Deferral Account and/or his or her Company Account, and neither the Company nor the Administrator shall be liable or responsible therefor.

(j) Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

(k) Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

(l) Status. The establishment and maintenance of, or allocations and credits to, the Deferral Account or Company Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan or Company assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of any Trust.

11.	Effective Date.

The Plan was originally effective as of April 1, 2003.

12.	Compliance with Section 409A of the Code.

This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. References under the Plan to a Participant’s termination of employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s termination of employment the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder until the date that is six months following the Participant’s termination of employment (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 12 shall be paid to the Participant in a lump sum and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Administrator, that does not cause such an accelerated or additional tax. The Administrator shall implement the provisions of this Section 12 in good faith; provided that neither the Company, the Administrator nor any of the Company’s or its subsidiaries’ employees or representatives shall have any liability to Participants with respect to this Section 12.